Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Allergan plc on Form S-8 (File Nos. 333-191487 and 333-202833) of our report dated June 14, 2019 on our audits of the financial statements of Allergan, Inc. Retirement 401(k) Plan (formerly, Allergan, Inc. Savings and Investment Plan) as of December 31, 2018 and 2017, and for the year ended December 31, 2018, and supplemental schedules as of and for the year ended December 31, 2018, which report is included in this Annual Report on Form 11-K to be filed on or about June 14, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 14, 2019